Exhibit 23.2

Tama, Budaj & Raab PC Certified Public Accountants

Phone (248) 626-3800

32783 Middlebelt Rd

Farmington Hills, MI 48334

www.tbrcpa.com

December 15, 2020

To the Board of Directors

Parks! America, Inc.

Pine Mountain, Georgia

Consent Of Independent Registered Public Accounting Firm

Tama, Budaj & Raab, P.C. hereby consents to the use in the Form 10-K for the year ended September 27, 2020, pursuant to Section 13 or 15(d) of the Securities Act of 1934, filed by Parks! America, Inc. of our report (the “Report”) dated December 12, 2019, relating to the consolidated financial statements of Parks! America, Inc. and Subsidiaries as of and for the year ended September 29, 2019.

Sincerely,

/s/ Tama, Budaj & Raab, PC

Tama, Budaj & Raab, PC

Farmington Hills, Michigan